Exhibit 99.1

Mary Anthes
The Hain Celestial Group, Inc.
516.587.5000

HAIN CELESTIAL ANNOUNCES THE APPOINTMENT OF
STEPHEN J. SMITH AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
WITH THE PLANNED RETIREMENT OF IRA J. LAMEL

Lake Success, NY, August 21, 2013-The Hain Celestial Group, Inc. (NASDAQ: HAIN) a leading organic and natural products company providing consumers with A Healthier Way of Life™, today announced the appointment of Stephen J. Smith as Executive Vice President and Chief Financial Officer, effective September 3, 2013. The planned retirement of Ira J. Lamel as Chief Financial Officer, effective August 31, 2013, was previously announced on September 5, 2012.

Stephen Smith brings more than 30 years of financial leadership to Hain Celestial, having most recently been Executive Vice President and Chief Financial Officer of Elizabeth Arden, Inc. (NASDAQ: RDEN) since 2001, where he served as an accomplished executive with extensive global financial, operational and business management experience. Prior to joining Elizabeth Arden, he was a Partner at PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, where his clients included a number of consumer products companies.

“After an extensive global search, I am pleased to welcome Stephen Smith as our new Chief Financial Officer and a key member of our leadership team,” said Irwin D. Simon, Founder, President and Chief Executive Officer of Hain Celestial. “Steve has an extensive background in working with consumer products companies on a global basis and brings a demonstrated ability to implement business analytics for high-performance strategic growth. Steve is the right person to work with our management team in achieving our next level of growth.”

“Lastly, all of us at Hain Celestial thank Ira Lamel for his contributions over the past 12 years including his financial acumen, sound judgment and broad understanding of our business,” concluded Irwin Simon. The Company expects to continue working with Ira Lamel as Special Advisor to the Chief Executive Officer on various business development opportunities.

The Hain Celestial Group, Inc.
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Lake Success, NY, is a leading organic and natural products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth's Best®, Ella's Kitchen®, Terra®, Garden of Eatin'®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, BluePrint™, Ethnic Gourmet®, Yves Veggie Cuisine®, Europe's Best®, Cully & Sully®, New Covent Garden Soup Co.®, Johnson's Juice Co.®, Farmhouse Fare®, Hartley's®, Sun-Pat®, Gale's®, Robertson's®, Frank Cooper's®, Linda McCartney®, Lima®, Danival®, GG UniqueFiber®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene® and Earth's Best TenderCare®. Hain Celestial has been providing A Healthier Way of Life™ since 1993. For more information, visit www.hain.com.

The Hain Celestial Group, Inc. • 1111 Marcus Avenue • Lake Success, NY 11042
516-587-5000 • www.hain.com